UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 5, 2015

YAPPN CORP.

(Exact Name of Small Business Issuer as Specified in Charter)

Delaware	000-55082	27-3448069
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 Avenue of the Americas, 11th Floor New York, NY	10018
(Address of Principal Executive Offices )	(Zip Code)

Small Business Issuer’s telephone number, including area code:   (888) 859-4441

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the small business issuer under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

In this Current Report on Form 8-K, “Company,” “our company,” “us,” and “our” refer to Yappn Corp. and its subsidiaries, unless the context requires otherwise.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers.

On November 5, 2015, Herb Willer resigned as a member of the Board of Directors. Mr. Willer’s resignation was not due to any disagreement with the Company on any matter relating to its operations, policies or practices. On November 5, 2015, Marc Saltzman resigned as a member of the Board of Directors. Mr. Saltzman’s resignation was not due to any disagreement with the Company on any matter relating to its operations, policies or practices.

On November 5, 2015, C. Kent Jespersen was appointed as Chairman of the Board of Directors and Carrie Stone, David Fleck, Luis Vázquez Sentíes, Tracie Crook, and David Berry were appointed as members of the Board of Directors, all will serve until the next annual meeting of shareholders. Their biographies are below. Neil Stiles and David Lucatch remain as members of the Board of Directors.

C. Kent Jespersen.  Mr. Jespersen is also a Director of Axia NetMedia Corporation, which owns, operates and sells services over fibre optic communications infrastructure, Chairman and Director of Seven Generations Ltd., a four billion dollar oil and natural gas company and Chairman and Chief Executive Officer of La Jolla Resources International Ltd., an Alberta Canada resources corporation. Mr. Jespersen was a Director of MATTRIX Energy Technologies Inc. from 2011 – 2015, a Director of CanElson Drilling Company from 2009 – 2015, a Director of TransAlta Corporation from 2004 – 2015, a Director of PetroFrontier Corp. from 2010 – 2015, a Director of Rodinia Oil & Gas Corporation from 2008 – 2014, Chairman & Director of Orvana Minerals Ltd. from 2007 – 2012 and Chairman & Director for Orion Oil & Gas from 2010 - 2011. Mr. Jespersen holds a Bachelor of Science in Education and a Master of Science in Education from the University of Oregon. Mr. Jespersen has extensive and diverse international experience in government, business, and executive leadership.

Carrie Stone. Ms. Stone is the President of cStone & Associates, an international executive search firm and has held that position since founding the company in 2003. Ms. Stone serves as a Venture Partner with Enterprise Partners Venture Capital, a $1.1B venture fund investing in disruptive technologies and biotechnology from 1998-2000. Ms. Stone is a member of the Corporate Directors Forum and was named to the Financial Times Agenda Compensation 100 in 2012 identifying the 100 top candidates to serve on Compensation Committees.  She also Co-Founded the San Diego Women Corporate Directors chapter in 2013.  Ms. Stone holds a B.S. from the University of Vermont, attended Stanford Law School Director’s College, and Harvard Business School’s Executive Education, Compensation Committees.

David Fleck. Mr. Fleck is a Partner and Senior Vice President of C.A. Delaney Capital Management, an independent wealth management firm and has held that position since April 2014.  From May 2011 through October 2013, Mr. Fleck was President and Chief Executive Officer of Macquarie Capital Markets Canada Ltd., a provider of financial, advisory, investment and funds management services.  Prior to this, he held the position of Executive Managing Director at BMO Capital Markets Ltd. Mr. Fleck is also a board member of Alamos Gold Inc., a gold producing company with concessions located in Mexico and in Canada. He is also Vice-Chair of Soulpepper Theatre Company and a board member of the Art Gallery of Ontario Foundation. Mr. Fleck received his MBA from INSEAD and recently completed the Institute of Corporate Directors program at the Rotman School of Management.

Luis Vázquez Sentíes. Mr. Vázquez is the founder and Chairman of the Board of Directors of Diavaz since 1982 which is a conglomerate of 15 companies, all related to the Mexican energy industry.   Mr. Vázquez was a member of the Board of Directors at TransAlta from 2001 to 2009 and Mr. Vázquez is currently Vice President of Mexico’s Chapter of the World Energy Council, as well as a Board Member of the Mexican Natural Gas Association.  Mr. Vázquez is a chemical engineer and a graduate of Ryerson University in Toronto, Canada.

Tracie Crook. Ms. Crook is the Chief Operating Officer of McCarthy Tétrault LLP., a business law, litigation services, tax law, real property law, labour and employment law firm operating in Canada and London, UK, and has held that positon since 2011. Prior to that she was President and CEO of the ResMor Trust Company, a federally regulated mortgage provider, Director of Business Management for the TSX Group and Director of Management and Outsourcing with Sprint Canada.  A Certified Director, Tracie currently sits on the Board of the Fraser Institute and was a former Board member of the Ontario Public Service Employees’ Union, the Housing Services Inc., and the GMAC Residential Funding of Canada Limited.  Ms. Crook holds a Master of Science from Central Michigan University, a Bachelor of Business Administration from Ferris State University and has taken executive courses at Harvard Business School, the Massachusetts Institute of Technology (MIT) and Queen’s University.

David Berry. Mr. Berry is the President of Winterberry Investments, Inc. a private investment company that provides financing to startup firms and has held this position since September 2005.  Mr. Berry has a BSc Honours in Mathematics from Queen’s University, an MBA in Finance and Accounting from Rotman School of Business as well as a CFA and CA.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

November 12, 2015
Yappn Corp.

	By:	/s/ Neil Stiles
Neil Stiles
Chief Executive Officer

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